                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement.       [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2)).

     [X] Definitive proxy statement.

     [ ] Definitive additional materials.

     [ ] Soliciting material pursuant to Rule 14a-12

                            Bell Microproducts, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     (3) Filing Party:

--------------------------------------------------------------------------------

     (4) Date Filed:

--------------------------------------------------------------------------------

                             BELL MICROPRODUCTS INC.
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 10, 2001

TO THE SHAREHOLDERS OF BELL MICROPRODUCTS INC.:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Bell Microproducts Inc., a California corporation (the "Company"), will be held on Thursday, May 10, 2001, at 1:00 p.m., local time, at the offices of the Company, 1941 Ringwood Avenue, San Jose, California 95131 for the following purposes:

                  1. To elect six (6) directors to serve for the ensuing year and until their successors are duly elected and qualified.

                  2. To ratify the appointment of PricewaterhouseCoopers LLP as independent auditors for the Company for the fiscal year ending December 31, 2001.

                  3. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.


         The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

         Only shareholders of record at the close of business on March 21, 2001 are entitled to notice of and to vote at the meeting and any continuation or adjournment thereof.

                            By Order of the Board of Directors

                            Remo E. Canessa
                            Vice President of Finance,
                            Chief Financial Officer and Treasurer


San Jose, California
April 12, 2001






                             YOUR VOTE IS IMPORTANT
         All shareholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the meeting, you are urged to mark, sign, date and return the enclosed Proxy as promptly as possible in the postage-paid envelope enclosed for that purpose. Returning your proxy will help the Company ensure a quorum and avoid the additional expense of duplicate proxy solicitations. Any shareholder attending the meeting may vote in person even if he or she has returned the proxy.

                             BELL MICROPRODUCTS INC.
                              1941 RINGWOOD AVENUE
                           SAN JOSE, CALIFORNIA 95131



             PROXY STATEMENT FOR 2001 ANNUAL MEETING OF SHAREHOLDERS



                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

         The enclosed proxy is solicited on behalf of the Board of Directors of Bell Microproducts Inc. (the "Company"), a California corporation, for use at the Annual Meeting of Shareholders to be held on Thursday, May 10, 2001, at 1:00 p.m., local time (the "Annual Meeting"), and at any and all continuations or adjournments thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the principal executive offices of the Company, 1941 Ringwood Avenue, San Jose, California 95131. The telephone number at this address is (408) 451-9400.

         These proxy solicitation materials will first be mailed to shareholders on or about April 12, 2001.

DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

         Proposals of shareholders of the Company intended to be presented by such shareholders at the Company's 2002 Annual Meeting of Shareholders must be received by the Company no later than December 13, 2001, in order that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

         Also, if a shareholder proposal intended to be presented at the 2002 annual meeting but not included in the Company's proxy statement and proxy is received by the Company after February 25, 2002, then management named in the Company's proxy form for the 2002 annual meeting will have discretionary authority to vote shares represented by such proxies on the shareholder proposal, if presented at the meeting, without including information about the proposal in the Company's proxy materials.

RECORD DATE AND SHARE OWNERSHIP

         Only shareholders of record at the close of business on March 21, 2001 (the "Record Date") are entitled to receive notice of and to vote at the Annual Meeting. The Company has one class of Common Stock outstanding, $0.01 par value. As of the Record Date, the Company had outstanding 15,867,173 shares of Common Stock. For information regarding share ownership of officers, directors and holders of more than 5% of the outstanding Common Stock, see "Security Ownership of Certain Beneficial Owners and Management."

REVOCABILITY OF PROXIES

         Any person giving a proxy in the form accompanying this statement has the power to revoke it at any time before it is voted by delivering to the Secretary of the Company at the Company's principal executive office, 1941 Ringwood Avenue, San Jose, California 95131, a written notice of revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person.

VOTING AND SOLICITATION

         Each shareholder voting for the election of directors may cumulate his or her votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares which the shareholder is entitled to vote, or distribute the shareholder's votes under the same principle among as many candidates as the shareholder chooses, provided that votes may not be cast for more than six (6) candidates. However, no shareholder shall be entitled to cumulate votes for any candidate unless the candidate's name has been placed in nomination prior to the voting, and the shareholder, or any other shareholder, has given notice at the meeting prior to the voting of the intention to cumulate the shareholder's votes. On all other matters, each share has one vote. The cost of soliciting proxies will be borne by the Company. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. The Company's directors, officers and employees, without receiving any additional compensation, may solicit proxies personally or by telephone, telegraph or facsimile copy.

QUORUM; VOTES CAST; ABSTENTIONS; BROKER NON-VOTES

         The required quorum for the transaction of business at the Annual Meeting is a majority of the shares of Common Stock issued and outstanding on the Record Date (the "Quorum"). Shares that are voted "For" or "Against" a matter are treated as being present at the meeting for purposes of establishing a Quorum and are also treated as shares "represented and voting" at the Annual Meeting (the "Votes Cast") with respect to such matter.

         While there is no definitive statutory or case law authority in California as to the proper treatment of abstentions in the counting of votes with respect to a proposal, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a Quorum and (ii) the total number of Votes Cast with respect to the proposal. In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal. Broker non-votes will be counted for purposes of determining the presence or absence of a Quorum, but will not be counted for purposes of determining the number of Votes Cast with respect to a particular proposal.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of the Record Date by (i) each shareholder known by the Company to be a beneficial owner of more than 5% of the Company's Common Stock; (ii) each director; (iii) each of the executive officers named in the Summary Compensation Table; and (iv) all current executive officers and directors of the Company as a group. Unless otherwise indicated, officers and directors can be reached at the Company's principal executive offices.



                                 Beneficial Owner                                         Beneficial Ownership
                                 ----------------                                         --------------------
                                                                                       Shares(#)       Percent(1)
                                                                                       ---------       ----------

Wellington Management Company, L.L.P. (2)........................................         1,676,400       10.6%
78 State Street
Boston, MA  02109

Hartford Mutual Funds, Inc. (3)..................................................         1,382,800       8.7%
200 Hopmeadow Street
Simsbury, CT  06089

W. Donald Bell (4)...............................................................         1,047,772       6.6%

Loomis, Sayles & Co., L.P. (5)...................................................           921,750       5.8%
One Financial Center
Boston, MA  02111

Philip M. Roussey (6)............................................................           298,303       1.9%

Gordon A. Campbell (7)...........................................................           149,944         *

Edward L. Gelbach (8)............................................................           140,158         *

Glenn E. Penisten (9)............................................................           117,145         *

Brian J. Clark (10)..............................................................            84,448         *

Remo E. Canessa (11).............................................................            37,500         *

Lawrence L. Leong (11)...........................................................            46,126         *

James E. Ousley (11).............................................................            33,750         *

Eugene B. Chaiken (11)...........................................................            37,500         *

All directors and executive officers as a group (12 persons) (12)................         2,094,907      13.2%

---------------
*Represents less than 1% of the outstanding shares of Common Stock.

(1) Shares not outstanding but deemed beneficially owned by virtue of the right of a person to acquire them as of the Record Date or within 60 days of the Record Date are treated as outstanding only when determining the percent owned by such individual and when determining the percent owned by the group.

(2) Represents shares held as disclosed on Schedule 13G/A filed on February 14, 2001. Wellington Management Company, L.L.P. reports shared voting power as to 1,426,400 of such shares and shared dispositive power over all of such shares. Wellington Management Company, L.L.P. also reports ownership of more than 5% of the Company's outstanding stock on behalf of Hartford Capital Appreciation Fund.
(3) Represents shares held as disclosed on Schedule 13G filed on February 14, 2001 by Hartford Mutual Funds, Inc. on behalf of The Hartford Capital Appreciation Fund. Hartford Mutual Funds, Inc. reports shared voting and dispositive power over all of such shares.
(4) Includes 939,022 shares held by the Bell Family Trust, and 108,750 shares subject to stock options exercisable within 60 days after the Record Date.
(5) Represents shares held as disclosed on Schedule 13G filed on February 12, 2001. Loomis, Sayles & Co., L.P. reports sole voting and sole dispositive power over all of such shares.
(6) Includes 186,553 shares held by the Roussey Family Trust, and 111,750 shares subject to stock options exercisable within 60 days after the Record Date.
(7) Includes 67,500 shares subject to stock options exercisable within 60 days after the Record Date.
(8) Includes 95,158 shares held by the Edward L. Gelbach 1987 Trust. Also includes 45,000 shares subject to stock options exercisable within 60 days after the Record Date.
(9) Includes 49,645 shares held by the Penisten Family Trust. Also includes 67,500 shares subject to stock options exercisable within 60 days after the Record Date.
(10) Includes 64,748 shares subject to stock options exercisable within 60 days after the Record Date.
(11) Such shares are not currently outstanding but are subject to stock options exercisable within 60 days after the Record Date.
(12) Includes 722,385 shares subject to stock options exercisable within 60 days after the Record Date.

                                   PROPOSAL 1
                              ELECTION OF DIRECTORS

         A board of six (6) directors is to be elected at the Annual Meeting. Unless otherwise instructed by the shareholder, the proxy holders will vote the proxies received by them for the Company's nominees named below. All nominees are currently directors of the Company. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner and in accordance with cumulative voting as will assure the election of as many of the nominees listed below as possible, and in such event the specific nominees to be voted for will be determined by the proxy holders. The term of office of each person elected as a director will continue until the next Annual Meeting of Shareholders or until a successor has been duly elected and qualified.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE NOMINEES LISTED BELOW.

NOMINEES FOR DIRECTOR

         The names of the nominees, each of whom is currently a director of the Company, and certain information about them is set forth below, including information furnished by them as to their principal occupation for the last five years, certain other directorships held by them and their ages as of the Record
Date:


       Name                               Age             Position(s) with the Company            Director Since
       ----                               ---             ----------------------------            --------------
W. Donald Bell                             63        President, Chief Executive Officer                 1987
                                                          and Chairman of the Board
James E. Ousley                            55        Vice Chairman                                      1998
Gordon A. Campbell(1)                      56        Director                                           1988
Glenn E. Penisten(1)(2)                    69        Director                                           1988
Edward L. Gelbach(1)(2)                    69        Director                                           1993
Eugene B. Chaiken(2)                       60        Director                                           1998


(1)      Member of the Compensation Committee.
(2)      Member of the Audit Committee.

         W. Donald Bell has been President, Chief Executive Officer and Chairman of the Board of the Company since its inception in 1987. Mr. Bell has over 30 years of experience in the electronics industry. Mr. Bell was formerly the President of Ducommun, Inc. and its subsidiary, Kierulff Electronics, Inc. as well as Electronic Arrays, Inc. He has also held senior management positions at Texas Instruments Incorporated, American Microsystems, Inc. and other electronics companies.

         Gordon A. Campbell has served on the Board of Directors since May 1988. Mr. Campbell has been a managing member of TechFund Capital, a venture capital fund, since August 1997. Mr. Campbell has been President of TechFarm Management, Inc., an incubation company for new technology companies, since he founded TechFarm in 1993. Mr. Campbell has founded and been involved in the start-up of numerous Silicon Valley companies, including Seeq, CHIPS and Technologies, Inc., a semiconductor and related device company, 3dfx Interactive and Cobalt Networks. Mr. Campbell also serves as a director of Palm Computing and ASAT, as well as Chairman of the Board of 3dfx Interactive and Cobalt.

         Glenn E. Penisten has served on the Company's Board of Directors since May 1988. Since 1985, Mr. Penisten has served as General Partner of Alpha Venture Partners III, a venture capital fund. Mr. Penisten is a director of IKOS Systems, Inc., a manufacturer of ASIC simulation equipment, Superconductor Technologies, Inc., a developer of products utilizing superconductivity materials, Pinnacle Systems, Inc., a designer and manufacturer of special effects video equipment, and Network Peripherals, Inc., a networking products manufacturing company.

         Edward L. Gelbach has served on the Company's Board of Directors since March 1993. From 1971 to 1988, Mr. Gelbach was Senior Vice President and a director of Intel, and since 1989 has been a self-employed investor.

         James E. Ousley has been the Company's Vice Chairman since October 2000 and has served on the Board of Directors since February 1998. From January 1989 to date, Mr. Ousley has served in various capacities at Syntegra (USA) Inc. & Asia, and its predecessor companies, Control Data Systems and Ceridian. From August 1999 to October 2000, Mr. Ousley was President and Chief Executive Officer of Syntegra and, since his retirement in October 2000, has continued as its Chairman. From August 1992 to August 1999, Mr. Ousley was President and Chief Executive Officer of Control Data Systems. From February 1990 to July 1992, Mr. Ousley was Executive Vice President of Ceridian. From May 1989 to February 1990, Mr. Ousley was President of Ceridian's Computer Products business. From January 1989 to April 1989, Mr. Ousley was Vice President, Marketing and Sales for Ceridian's Computer Products business. Mr. Ousley is currently a director of Activcard S.A. (EASDAQ as ACTV), an internet security software company, and Datalink Systems Corporation, a data storage integration company, and Lightning Rod Software, Inc., an e-business software solutions company.

         Eugene B. Chaiken has served on the Company's Board of Directors since November 1998. Since 1963, Mr. Chaiken has served as the Chairman, President and Chief Executive Officer of Almo Corporation, a major appliance, consumer electronics and wire and cable distribution company.

VOTE REQUIRED

         The six (6) nominees receiving the highest number of affirmative votes of the shares entitled to be voted for them shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but have no other legal effect in the election of directors under California law. No shareholder may vote for more than six (6) persons for director.

BOARD MEETINGS AND COMMITTEES

         During the fiscal year ended December 31, 2000, the Board of Directors held a total of six (6) meetings.

         The Audit Committee, which consisted of Eugene B. Chaiken, James E. Ousley and Glenn E. Penisten in fiscal 2000, was established to review, in consultation with the independent accountants, the Company's financial statements, accounting and other policies, accounting systems and system of internal controls. The Audit Committee also recommends the engagement of the Company's independent accountants and reviews other matters relating to the relationship of the Company with its accountants. The Audit Committee met four
(4) times during fiscal year 2000. Mr. Ousley left the Audit Committee in October 2000 and the vacancy was filled by Edward L. Gelbach.

         The Compensation Committee, which consisted of Gordon A. Campbell, Edward L. Gelbach and James E. Ousley in fiscal 2000, was established to review and act on matters relating to compensation levels and benefit plans for key executives of the Company, among other things. The Compensation Committee met three (3) times during fiscal year 2000. Mr. Ousley left the Compensation Committee in October 2000 and the vacancy was filled by Glenn E. Penisten.

         The Board of Directors currently has no nominating committee or a committee performing a similar function.

         Each of the incumbent directors attended at least 83% of the aggregate of all meetings of the Board of Directors and of the committees, if any, upon which such director served, during the period for which such person has been a director or committee member.

COMPENSATION OF DIRECTORS

         Directors who are not employees of the company receive an annual fee of $8,000, payable quarterly, a fee of $4,000 for each board meeting attended in person, $2,000 per committee meeting attended in person, and $2,000 per board or committee meeting attended by telephone. In addition, under the terms of the Company's 1998 Stock Option Plan, each nonemployee director automatically receives a nonqualified option to purchase 22,500 shares of the Company's Common Stock upon his or her initial election as a director and a nonqualified option to purchase 7,500 shares of Common Stock annually thereafter. As of January 5, 2000, Messrs. Campbell, Chaiken, Gelbach, Penisten and Ousley were each granted an option to purchase 7,500 shares at an option price of $6.125 per share.

                             AUDIT COMMITTEE REPORT

         The Board of Directors maintains an Audit Committee comprised of three of the Company's outside directors. The Board of Directors and the Audit Committee believe that the Audit Committee's current member composition satisfies the rule of the National Association of Securities Dealers, Inc. ("NASD") that governs audit committee composition, Rule 4310(c)(26)(B)(i), including the requirement that audit committee members all be "independent directors" as that term is defined by NASD Rule 4200(a)(15).

         In accordance with its written charter adopted by the Board of Directors (set forth in Appendix A), the Audit Committee assists the Board of Directors with fulfilling its oversight responsibility regarding the quality and integrity of the accounting, auditing and financial reporting practices of the Company. In discharging its oversight responsibilities regarding the audit process, the Audit Committee:

         (1) reviewed and discussed the audited financial statements with management;

         (2) discussed with the independent auditors the material required to be discussed by Statement on Auditing Standards No. 61; and

         (3) reviewed the written disclosures and the letter from the independent auditors required by the Independence Standards Board's Standard No. 1, and discussed with the independent auditors any relationships that may impact their objectivity and independence.

         Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, as filed with the Securities and Exchange Commission.

                                        MEMBERS OF THE AUDIT COMMITTEE:
                                        Glenn E. Penisten
                                        Eugene B. Chaiken
                                        Edward L. Gelbach

                                   PROPOSAL 2
             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

         The Board of Directors has selected PricewaterhouseCoopers LLP, independent accountants, to audit the financial statements of the Company for the current fiscal year ending December 31, 2001. PricewaterhouseCoopers LLP has audited the Company's financial statements annually since 1988. Although it is not required to do so, the Board wishes to submit the selection of PricewaterhouseCoopers LLP to the shareholders for ratification. In the event that a majority of the Votes Cast are against the ratification, the Board of Directors will reconsider its selection.

         A representative of PricewaterhouseCoopers LLP will be present at the meeting to make a statement if such representative desires to do so and to respond to appropriate questions.

         The Board of Directors recommends that shareholders vote "FOR" the ratification of appointment of independent accountants.

         AUDIT FEES. The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered in connection with the audit of the Company's annual financial statements for fiscal 2000 and reviews of the financial statements included in the Company's Forms 10-Q for fiscal 2000 were $377,700.

         FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES. The aggregate fees billed by PricewaterhouseCoopers LLP for financial information systems design and implementation services rendered to the Company during fiscal 2000 were $39,750.

         ALL OTHER FEES. The aggregate fees billed by PricewaterhouseCoopers LLP for all other non-audit services rendered to the Company during fiscal 2000, including fees for tax and business acquisition related services, were $1,218,600.

         The Company's Audit Committee has considered whether provision of the above non-audit services is compatible with maintaining PricewaterhouseCoopers LLP's independence and has determined that such services have not adversely affected Pricewaterhouse Coopers LLP's independence.

                       ADDITIONAL INFORMATION RELATING TO
                      DIRECTORS AND OFFICERS OF THE COMPANY

CERTAIN TRANSACTIONS

         The Company's distribution division has purchased approximately $364,000 and $0 of inventory from 3Com Corporation ("3Com") in 2000 and 1999, respectively. The inventory on hand, purchased from 3Com, totaled $0 at December 31, 2000 and 1999. Gordon A. Campbell, a director of the Company, is a director of 3Com. The Company believes that terms of these transactions were no less favorable than reasonably could be expected to be obtained from unaffiliated parties.

         The Company sold $3,345,000 and $3,645,000 to Pinnacle Systems, Inc. ("Pinnacle") in 2000 and 1999, respectively. The accounts receivable balance from Pinnacle was $355,000 and $0 at December 31, 2000 and 1999, respectively. The Company purchased approximately $199,000 and $1,150,000 of inventory from Pinnacle in 2000 and 1999, respectively. The inventory on hand, purchased from Pinnacle, totaled $0 at December 31, 2000 and 1999. Glen E. Penisten, a director of the Company, is a director of Pinnacle. The Company believes that terms of these transactions were no less favorable than reasonably could be expected to be obtained from unaffiliated parties.

         The Company sold $0 and $1,446,000 to Network Peripherals Inc. ("NPI") in 2000 and 1999, respectively. The accounts receivable balance from NPI was $0 at December 31, 2000 and 1999. Glen E. Penisten, a director of the Company, is a director of NPI. The Company believes that terms of these transactions were no less favorable than reasonably could be expected to be obtained from unaffiliated parties.

EMPLOYMENT AGREEMENTS

         The Company has entered into a three-year Employment Agreement with W. Donald Bell, its Chairman, President and Chief Executive Officer effective July 1, 1999. The Employment Agreement provides for a minimum base salary of $375,000 per year, participation in all Company annual incentive compensation plans, including the Management Incentive Program, a lump-sum cash incentive payment (the "EPS Enhancement Incentive") based on the Company's annual net earnings per share, payment of premiums for long-term disability insurance, reimbursement for ordinary and necessary travel and other out-of-pocket expenses, and participation in other employee benefit plans and programs. In the event that Mr. Bell's employment is terminated by the Company without cause or in the event of Mr. Bell's involuntary termination, Mr. Bell shall be entitled to receive his salary and benefits through at least the expiration of the initial term of employment, cash payments based on the EPS Enhancement Incentive that Mr. Bell may have earned during the initial term of employment, and full acceleration of unvested stock options and restricted stock awards, subject to certain restrictions. In addition, the Employment Agreement provides for a two-year covenant not to compete with the Company.

         The Company has entered into Management Retention Agreements with W. Donald Bell, Philip M. Roussey, Robert J. Sturgeon, Remo E. Canessa, Brian J. Clark and Gary Gammon. The Management Retention Agreements have three-year terms, subject to extension in the event there has been a change of control. The Management Retention Agreements provide that in the event the employee's employment terminates within 12 months following a change of control, then the employee is entitled to receive the following severance benefits. If the employee is involuntarily terminated other than for cause, then the employee will receive a cash payment equal to the employee's base annual salary, continued Company-paid employee benefits for one year from the date of the change of control or until the date that the employee becomes covered under another employer's benefit plans, and full vesting of unvested stock options. In the event that the employee's employment is terminated for any reason either prior to the occurrence of a change of control or after the 12-month period following a change of control, then the employee is entitled only to receive severance and other benefits under established Company severance and benefits plans and practices or pursuant to other agreements with the Company.

         The Company has entered into a two-year Employment Agreement with James
E. Ousley, its Vice Chairman, effective October 18, 2000, pursuant to which Mr. Ousley has agreed to provided services to the Company in connection with various matters, including advising on and facilitating (i) mergers and acquisitions,
(ii) a global storage solutions business and (iii) the identification of new executive management. The Employment Agreement provides for an annual salary of $136,000 and the grant of an option to purchase 100,000 shares of Common Stock of the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires that directors, certain officers of the Company and ten percent shareholders file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC") as to the Company's securities beneficially owned by them. Such persons are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file.

         Based solely on its review of copies of Forms 3 and 4 and amendments thereto furnished to the Company pursuant to Rule 16a-3(e) and Forms 5 and amendments thereto furnished to the Company with respect to its most recent fiscal year, and any written representations referred to in Item 405(b)(2)(i) of Regulation S-K stating that no Forms 5 were required, the Company believes that, during fiscal year 2000, all Section 16(a) filing requirements applicable to the Company's officers, directors and ten percent shareholders were complied with, except Messrs. Gordon A. Campbell, Remo E. Canessa, Brian J. Clark, Gary Gammon, Edward L Gelbach, Lawrence L. Leong, Glenn E. Penisten, Philip M. Roussey and Robert Sturgeon failed to file a Form 5 reporting options granted in fiscal 2000. In addition, it has come to the Company's attention that current directors and officers have not timely filed Forms 4 or 5 reporting prior option grants. Such forms are in process of being prepared and filed.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         No interlocking relationship exists among members of the Company's Board of Directors or Compensation Committee and the Board of Directors or Compensation Committee of any other company.


COMPENSATION COMMITTEE REPORT

         Decisions on compensation of the Company's executive officers are made by the Compensation Committee of the Board of Directors. The members of the Compensation Committee, Messrs. Edward Gelbach, Gordon Campbell and Glenn Penisten, are non-employee directors. Decisions by the Compensation Committee relating to the compensation of the Company's executive officers are reviewed by the full Board (which did not modify or reject any Compensation Committee decisions during 2000).

                          COMPENSATION COMMITTEE REPORT

         COMPENSATION PHILOSOPHY AND RELATIONSHIP OF PERFORMANCE. This report reflects the Compensation Committee's executive officer compensation philosophy for the year ended December 31, 2000 as endorsed by the Board of Directors. The resulting actions taken by the Company are shown in the compensation tables supporting this report. The Compensation Committee either approves or recommends to the Board of Directors compensation levels and compensation components for the executive officers. With regard to compensation actions affecting the Chief Executive Officer, all of the non-employee members of the Board of Directors acted as the approving body. In carrying out its duties, the Compensation Committee intends to make all reasonable attempts to comply with the requirements to exempt executive compensation from the $1 million deduction limitation under 162(m) of the Internal Revenue Code, unless the Committee determines that such compliance in given circumstances would not be in the best interests of the Company and its shareholders.

         The Compensation Committee's executive compensation policies are designed to enhance the financial performance of the Company, and thus shareholder value, by aligning the financial interests of the key executives with those of shareholders.

         The executive compensation program is viewed in total considering all of the component parts: base salary, annual performance incentives, benefits (including a car allowance for certain of the Named Executive Officers), and long-term incentive opportunity in the form of stock options and stock ownership. The annual compensation components consist generally of equal or lower base salaries than those of companies within the industry combined with incentive plans based on the Company's financial performance that can result in total compensation generally in line with those at comparable companies. Long-term incentives are tied to stock performance through the use of stock options. The Compensation Committee's position is that stock ownership by management is beneficial in aligning management's and shareholders' interests in the enhancement of shareholder value. Overall, the intent is to have more significant emphasis on variable compensation components and less on fixed cost components. The Committee believes this philosophy and structure are in the best interests of the shareholders.

         Executive compensation for fiscal 2000 primarily consisted of base salary and performance incentives paid in the form of cash for such period.

         ANNUAL INCENTIVE ARRANGEMENTS. The Company has adopted a Management Incentive Program (the "Program") under the Stock Plan which provides annual incentive compensation in the form of stock options to key employees, including the Named Executive Officers, who by the nature of their positions are deemed sufficiently accountable to impact directly the financial results of the Company. The Program is approved by the Compensation Committee, whose members are not eligible to participate in the Program.

         Options granted under the Program typically have a term of ten (10) years and vest as to 10% of the shares each year from the date of grant. If, however, the optionee's division meets annual plan goals established by the Board of Directors for such year, which goals are similar to the performance goals established for annual cash incentive compensation discussed below, then 25% of the shares subject to the option shall vest in each such year.

         In addition to stock options granted under the Program, the Committee believes that key executives should have a significant proportion of total cash compensation subject to specific strategic and financial measurements. At the beginning of each fiscal year, or upon an individual being appointed an executive officer, the Committee sets a target bonus amount for each executive officer expressed as a percentage of the executives base salary. Performance goals for purposes of determining annual incentive compensation are established, which include net earnings and other strategic and financial measurements. Generally, the target level of net earnings and return on sales percentages is assigned a significantly greater weight than the aggregate weight assigned to all remaining factors. Senior management, including the Named Executive Officers, have the potential to earn significantly higher levels of incentive compensation if the Company exceeds its targets. The target incentive compensation levels established by the Compensation Committee for 2000 expressed as a percentage of base salary for Messrs. Roussey, Leong, Canessa and Clark were approximately 50%.

         The performance goals established at the beginning of 2000 were based on several strategic and financial measurements including a target level of earnings per share and attainment of certain other objectives. The earnings per share goals were assigned a significantly greater weight than the aggregate weight assigned to the remaining factors. Based on the evaluation of the above criteria, the Compensation Committee awarded incentive payments for 2000 at an average 107.7% of the aggregate base salaries for each Named Executive Officer.

         STOCK OPTIONS. The Compensation Committee of the Board of Directors generally determines stock option grants to eligible employees including the Named Executive Officers. The Committee believes that options granted to management reinforce the Committee's philosophy that management compensation should be closely linked with shareholder value.

         OTHER COMPENSATION PLANS. The Company has adopted certain broad-based employee benefit plans in which all employees, including the Named Executive Officers, are permitted to participate on the same terms and conditions relating to eligibility and generally subject to the same limitations on the amounts that may be contributed or the benefits payable under those plans. Under the Company's Personal Investment Plan (the "401(k) Plan"), which is a defined contribution plan qualified under Sections 401(a) and 401(k) of the Code, participants, including the Named Executive Officers, can contribute a percentage of their annual compensation. Although the 401(k) Plan allows for the Company to make matching contributions, the Company did not make a matching contribution for participants in 2000. The Company also has adopted the Stock Purchase Plan under Section 423 of the Code, pursuant to which participating employees can purchase the Company's stock at a discount through payroll deductions.

         MR. BELL'S 2000 COMPENSATION. Compensation for the Chief Executive Officer aligns with the philosophies and practices discussed above for executive officers in general. All compensation determinations and stock option grants to the Chief Executive officer are reviewed by the Compensation Committee with the Board of Directors. Mr. Bell is not eligible to participate in the Employee Stock Purchase Plan. At the beginning of each fiscal year, the

Compensation Committee sets a target bonus amount for the Chief Executive Officer. The target incentive compensation level established for Mr. Bell for 2000, expressed as a percentage of his base salary, was 85%. For 2000, the Chief Executive Officer's performance goals were established based on a target level of earnings per share. In evaluating Mr. Bell's performance for the purpose of determining his incentive compensation for such period, the Compensation Committee considered his leadership and the Company's performance against its financial and strategic objectives. Based on the evaluation, the Compensation Committee decided that Mr. Bell's performance substantially met the goals established for him for the fiscal year, and awarded Mr. Bell an incentive payment of 221.4% of his salary. In July 1999, the Company entered into an Employment Agreement with Mr. Bell, which reflects the Company's desire to retain and motivate him with performance-based and long-term incentives. For specific data regarding Mr. Bell's 2000 compensation, see "Executive Compensation-Summary Compensation Table."

                                           COMPENSATION COMMITTEE

                                           Gordon A. Campbell
                                           Edward L. Gelbach
                                           Glenn E. Penisten

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

         The following table sets forth the compensation paid during the three fiscal years ended December 31, 2000 to the Company's Chief Executive Officer and the four other most highly compensated executive officers for the fiscal year 2000.


                                                                                          Long-Term
                                                                                         Compensation
                                                                                         ------------
                                                                                            Awards
                                                                              Other         ------
                                                                             Annual      Securities       All Other
                                      Fiscal      Salary                   Compensation  Underlying     Compensation
Name and Principal Position            Year        ($)        Bonus ($)         ($)      Options (#)         ($)
---------------------------            ----      -------      ---------    ------------- -----------    --------

W. Donald Bell                         2000     $536,538    $1,302,012(1)    $3,600(2)    300,000        $16,300(3)
President, Chief Executive             1999      439,383       249,814        3,600             -         73,600
Officer and Chairman of the Board      1998      389,423       226,259        3,600             -         48,600

Philip M. Roussey                      2000     $245,961    $  293,148       $3,600(2)     45,000        $     -
Executive Vice President of            1999      216,754        75,431        3,600        45,000         20,000
Computer Products Marketing            1998      207,693       110,294        3,600             -         10,388

Lawrence L. Leong (4)                  2000     $200,961    $  217,270(5)    $2,700(2)    225,000        $     -
Former Executive Vice President
of Finance and Operations

Brian J. Clark                         2000     $244,615    $  407,960       $3,600(2)     75,000       $      -
Executive Vice President of            1999      208,467       142,734        3,600        30,000         10,000
Industrial Sales                       1998      205,311        72,931        3,600        15,000              -

Remo E. Canessa (6)                    2000     $195,961    $  198,000(7)    $    -        45,000       $      -
Vice President of Finance, Chief       1999      154,492        39,696            -       135,000              -
Financial Officer and Treasurer


--------------
(1)   Includes bonus of $84,150 related to the acquisition of Ideal Hardware.
(2)   Represents a car allowance paid by the Company.
(3) Consists of premium paid by the Company on a term life insurance policy (face amount of $1.0 million in 2000), the proceeds of which are payable to the Company and to designated beneficiaries of Mr. Bell.
(4)   Mr. Leong joined the Company in April 2000.
(5) Represents a sign-on bonus of $50,000 and a one-time bonus of $15,206 related to the acquisition of Ideal Hardware.
(6)   Mr. Canessa joined the Company in December 1998.
(7)   Includes bonus of $18,000 related to the acquisition of Ideal Hardware.

                        OPTION GRANTS IN LAST FISCAL YEAR

         The following table provides information with respect to option grants in fiscal year 2000 to the Named Executive Officers.


                                                                                       Potential Realizable Value at
                                                                                       Assumed Annual Rates of Stock
                         Number of       Percent of                                    Price Appreciation for Option
                        Securities      Total Options                                             Term(1)
                        Underlying       Granted to       Exercise or                    --------------------------
                          Options       Employees in      Base Price     Expiration
        Name            Granted (#)    Fiscal Year (%)    ($/Share)         Date            5%             10%
        ----            -----------    ---------------    ---------         ----         --------         -----

W. Donald Bell           300,000           10.40%          $13.8125       12/20/05    $1,144,841       $2,529,800
Philip M. Roussey         45,000            1.56%            7.25         2/17/05         90,137          199,179
Lawrence L. Leong        157,500            5.46%            8.0833       4/17/05        351,740          777,252
Lawrence L. Leong         67,500            2.34%            8.0833       4/17/10        343,139          869,582
Brian J. Clark            75,000            2.60%            7.25         2/17/05        150,228          331,965
Remo E. Canessa           45,000            1.56%            7.25         2/17/05         90,137          199,179


-------------
(1) The "potential realizable value" shown represents the potential gains based on annual compound stock price appreciation of 5 percent and 10 percent from the date of grant through the full option terms, net of exercise price, but before taxes associated with exercise. The amounts represent certain assumed rates of appreciation only, based on the Securities and Exchange Commission rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall market conditions and the option holders, continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved and do not reflect the Company's estimate of future stock price growth.


                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR END OPTION VALUES

         The following table provides information with respect to option exercises in fiscal year 2000 by the Named Executive Officers.



                                                                                           Value of Unexercised
                            Shares                     Total Number of Unexercised        In-the-Money Option at
                           Acquired                     Options at Fiscal Year End          Fiscal Year End (1)
                              on            Value     ------------------------------     ------------------------
                           Exercise       Realized
      Name                    (#)            ($)      Exercisable     Unexercisable     Exercisable    Unexercisable
      ----                -----------     --------    -----------     -------------     -----------    -------------

W. Donald Bell                   -              -        75,000        360,000          $734,376        $1,267,501
Philip M. Roussey                -              -        81,750        113,250           852,282         1,137,096
Lawrence L. Leong                -              -             0        225,000                 0         1,753,133
Brian J. Clark              39,915        660,408        38,085        147,000           369,799         1,387,249
Remo E. Canessa             24,500        398,218        17,250        138,000           197,656         1,444,373

----------
(1) Based on a market value of the underlying securities of $15.875 at December 29, 2000.

                                PERFORMANCE GRAPH

         The following graph shows a comparison of cumulative total shareholder return, calculated on a dividend reinvested basis, of the Company's Common Stock from December 31, 1995 through December 31, 2000 for Bell Microproducts Inc., the S&P 500 Composite Index (the "S&P 500") and the Pacific Stock Exchange Technology Index (the "PSE High Tech Index"). The graph assumes that $100 was invested in the Company's Common Stock on December 31, 1995 and in the S&P 500 and the PSE High Tech Index at the closing price on such date. Note that historic stock price performance is not necessarily indicative of future stock price performance. The Company's stock price on December 31, 2000 was $15.875.



                                  [LINE GRAPH]


Total Return Analysis              12/31/95       12/30/96       12/29/97      12/31/98       12/31/99     12/31/00
---------------------              --------       --------       --------      --------       --------     --------
Bell Microproducts, Inc.             $100           $ 122         $ 109          $ 128         $ 152         $ 328
PSE Hi-Tech Index                    $100           $ 120         $ 144          $ 223         $ 482         $ 404
S&P 500                              $100           $ 120         $ 156          $ 200         $ 237         $ 214


                                  OTHER MATTERS

         The Company's Annual Report to shareholders for fiscal year 2000 is being mailed with this proxy statement to shareholders entitled to notice of the meeting. The Annual Report includes the consolidated financial statements, unaudited selected financial data and management's discussion and analysis of financial condition, results of operations and certain information about the Company's executive officers.

         The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.


                                       BY ORDER OF
                                       THE BOARD OF DIRECTORS


                                       Remo E. Canessa
                                       Vice President of Finance,
                                       Chief Financial Officer and Treasurer


San Jose, California
April 12, 2001

                                   APPENDIX A

                         CHARTER FOR THE AUDIT COMMITTEE
                          OF THE BOARD OF DIRECTORS OF
                            BELL MICROPRODUCTS, INC.

PURPOSE:

     The Audit Committee will make such examinations as are necessary to monitor the corporate financial reporting and the internal and external audits of Bell Microproducts, Inc. and its subsidiaries (the "Company"), to provide to the Board of Directors the results of its examinations and recommendations derived therefrom, to outline to the Board improvements made, or to be made, in internal accounting controls, to nominate independent auditors, and to provide to the Board such additional information and materials as it may deem necessary to make the Board aware of significant financial matters that require Board attention.

     In addition, the Audit Committee will undertake those specific duties and responsibilities listed below and such other duties as the Board of Directors from time to time prescribes.

MEMBERSHIP:

     The Audit Committee will consist of three directors of the Company. The members of the Audit Committee will be appointed by and will serve at the discretion of the Board of Directors.

RESPONSIBILITIES:

     The responsibilities of the Audit Committee shall include:

     1. Reviewing on a continuing basis the adequacy of the Company's system of internal controls.

     2. Reviewing on a continuing basis the activities, organizational structure and qualifications of the Company's internal audit function.

     3.   Reviewing the independent auditors' proposed audit scope and approach.

     4. Conducting a post-audit review of the financial statements and audit findings, including any significant suggestions for improvements provided to management by the independent auditors.

     5.   Reviewing the performance of the independent auditors.

     6. Recommending the appointment of independent auditors to the Board of Directors.

     7.   Reviewing fee arrangements with the independent auditors.

     8. Reviewing management's monitoring of compliance with the Company's Standards of Business Conduct and with the Foreign Corrupt Practices Act;

     9. Reviewing, in conjunction with counsel, any legal matters that could have a significant impact on the Company's financial statements;

     10. Providing oversight and review of the Company's asset management policies, including an annual review of the Company's investment policies and performance for cash and short-term investments;

     11. If necessary, instituting special investigations and, if appropriate, hiring special counsel or experts to assist;

     12. Reviewing related party transactions for potential conflicts of interest; and

     13. Performing other oversight functions as requested by the full Board of Directors.

     In addition to the above responsibilities, the Audit Committee will undertake such other duties as the Board of Directors delegates to it, and will report, at least annually, to the Board regarding the Committee's examinations and recommendations.

MEETINGS:

     The Audit Committee will meet at least four times each year, including meeting with the auditors prior to releasing earnings. The Audit Committee may establish its own schedule which it will provide to the Board of Directors in advance.

     The Audit Committee will meet separately with the Chief Executive Officer and separately with the Chief Financial Officer of the Company at least annually to review the financial affairs of the Company. The Audit Committee will meet with the independent auditors of the Company, at such times as it deems appropriate, to review the independent auditor's examination and management report.

REPORTS:

     The Audit Committee will record its summaries of recommendations to the Board in written form which will be incorporated as a part of the minutes of the Board of Directors meeting at which those recommendations are presented.

MINUTES:

     The Audit Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board of Directors.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PROXY                       BELL MICROPRODUCTS INC.                      PROXY

                 PROXY FOR 2000 ANNUAL MEETING OF SHAREHOLDERS

                                  May 10, 2001

     The undersigned shareholder of Bell Microproducts Inc. (the "Company") hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement for the 2001 Annual Meeting of Shareholders of the Company to be held on Thursday, May 10, 2001 at 1:00 p.m., local time, at the offices of the Company, 1941 Ringwood Avenue, San Jose, California, and hereby revokes all previous proxies and appoints W. Donald Bell and Remo E. Canessa, or either of them, with full power of substitution, Proxies and Attorneys-in-Fact, on behalf and in the name of the undersigned, to vote and otherwise represent all of the shares registered in the name of the undersigned at said Annual Meeting, or any adjournment thereof, with the same effect as if the undersigned were present and voting such shares, on the following matters and in the following manner:

       TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE MARK,
        SIGN AND DATE THIS PROXY AND RETURN IT AS PROMPTLY AS POSSIBLE.

                (Continued, and to be signed on the other side)
--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                                              [X] Please mark your votes as this

                                                           WITHHOLD
1.   ELECTION OF DIRECTORS: Nominees              FOR       FOR ALL
     W. Donald Bell, Gordon A. Campbell,          [ ]         [ ]
     Glenn E. Penisten, Edward L. Gelbach,
     James E. Ousley and Eugene B. Chaiken

     INSTRUCTION: If you wish to withhold authority to vote for any individual nominee, write that nominee's name in the space provided opposite.

2.   Proposal to ratify the appointment of        FOR       AGAINST   ABSTAIN
     PricewaterhouseCoopers LLP as                [ ]         [ ]       [ ]
     independent auditors for the Company for the fiscal year ending December 31, 2001.

     In their discretion, the Proxies are entitled to vote upon such other matters as may properly come before the Annual Meeting or any adjournment thereof.

     I PLAN TO ATTEND THE MEETING       [ ]

THESE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR EACH OF THE ABOVE PERSONS AND PROPOSALS, AND FOR SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AS THE PROXYHOLDERS DEEM ADVISABLE.

Signature(s)                                      Dated                  , 2001
            -------------------------------------      ------------------

(This proxy should be marked, dated and signed by each shareholder exactly as such shareholder's name appears hereon and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. A corporation is requested to sign its name by its President or other authorized officer, with the offices held designated. If shares are held by joint tenants or as community property, both holders should sign.)